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                                                                    EXHIBIT 4.2

                        INTERSTATE HOTELS & RESORTS, INC.
                                 EXECUTIVE FUND

                         Effective as of January 1, 2004

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                        INTERSTATE HOTELS & RESORTS, INC.
                                 EXECUTIVE FUND

                         Effective as of January 1, 2004

                                TABLE OF CONTENTS

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
                                                   ARTICLE I
                                                  DEFINITIONS

1.1      ACCOUNT........................................................................................     1
1.2      ADJUSTED ALLOCABLE SHARE.......................................................................     1
1.3      AGGREGATE CONTRIBUTION CREDITS.................................................................     1
1.4      ALLOCABLE SHARE................................................................................     1
1.5      AVAILABLE CONTRIBUTION CREDITS.................................................................     2
1.6      BENEFICIARY....................................................................................     2
1.7      BOARD..........................................................................................     2
1.8      CHANGE IN CONTROL..............................................................................     2
1.9      CHIEF EXECUTIVE OFFICER........................................................................     2
1.10     CODE...........................................................................................     2
1.11     COMPENSATION...................................................................................     2
1.12     COMPENSATION DEFERRAL ACCOUNT..................................................................     3
1.13     COMPENSATION DEFERRAL MAXIMUM PERCENTAGE.......................................................     3
1.14     COMPENSATION DEFERRALS.........................................................................     3
1.15     DEEMED INVESTMENT DATE.........................................................................     3
1.16     EFFECTIVE DATE.................................................................................     3
1.17     ELIGIBLE EMPLOYEE..............................................................................     3
1.18     EMPLOYER.......................................................................................     3
1.19     EMPLOYER CONTRIBUTION CREDIT ACCOUNT...........................................................     3
1.20     EMPLOYER CONTRIBUTION CREDITS..................................................................     4
1.21     ENTRY DATE.....................................................................................     4
1.22     ERISA..........................................................................................     4
1.23     INVESTMENT COMMITTEE...........................................................................     4
1.24     NEXT YEAR'S BONUS..............................................................................     4
1.25     NEXT YEAR'S BONUS DEFERRALS....................................................................     4
1.26     OTHER COMPENSATION.............................................................................     5
1.27     PARTICIPANT....................................................................................     5
1.28     PLAN...........................................................................................     5
1.29     PLAN SPONSOR...................................................................................     5
1.30     PLAN YEAR......................................................................................     5
1.31     QUALIFIED INVESTMENTS..........................................................................     5
1.32     QUALIFIED INVESTMENT DOLLAR LIMIT..............................................................     5
1.33     REGULAR BONUS..................................................................................     5
1.34     REGULAR BONUS DEFERRALS........................................................................     5
1.35     TRANSACTIONAL EXPENSES.........................................................................     5
1.36     TRUST..........................................................................................     5

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
1.37     VALUATION DATE.................................................................................     5
1.38     YEAR OF VESTING................................................................................     6

                                                  ARTICLE II
                                        ELIGIBILITY AND PARTICIPATION

2.1      REQUIREMENTS...................................................................................     6
2.2      RE-EMPLOYMENT..................................................................................     6
2.3      CHANGE OF EMPLOYMENT CATEGORY..................................................................     6

                                                 ARTICLE III
                                          CONTRIBUTIONS AND CREDITS

3.1      EMPLOYER CONTRIBUTION CREDITS..................................................................     7
3.2      PARTICIPANT COMPENSATION DEFERRALS.............................................................     7

                                                  ARTICLE IV
                                             ALLOCATION OF FUNDS

4.1      DEEMED INVESTMENTS UNDER THE PLAN..............................................................     9
4.2      VALUATION OF QUALIFIED INVESTMENTS.............................................................    10
4.3      ALLOCATION OF DEEMED INVESTMENTS AND DEEMED EARNINGS OR LOSSES AMONG PLAN ACCOUNTS ............    11
4.4      SEPARATE BOOKKEEPING ACCOUNTS..................................................................    11
4.5      PAYMENT OF EXPENSES............................................................................    12

                                                  ARTICLE V
                                           ENTITLEMENT TO BENEFITS

5.1      NON-LIQUIDATING DISTRIBUTION FROM A QUALIFIED INVESTMENT.......................................    12
5.2      COMPLETE DISPOSITION BY PLAN SPONSOR OF A QUALIFIED INVESTMENT.................................    13
5.3      TERMINATION OF EMPLOYMENT......................................................................    12
5.4      CHANGE IN CONTROL..............................................................................    13
5.5      VESTING........................................................................................    13
5.6      RETURN OF COMPENSATION DEFERRALS AND RELINQUISHMENT OF CORRESPONDING EMPLOYER CONTRIBUTIONS....    13

                                                  ARTICLE VI
                                           DISTRIBUTION OF BENEFITS

6.1      AMOUNT AND METHOD OF PAYMENT...................................................................    14
6.2      TERMINATION BENEFIT............................................................................    14

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6.3      OTHER BENEFITS.................................................................................    15

                                                 ARTICLE VII
                                       BENEFICIARIES; PARTICIPANT DATA

7.1      DESIGNATION OF BENEFICIARIES...................................................................    15
7.2      INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES;  INABILITY TO LOCATE
         PARTICIPANTS OR BENEFICIARIES..................................................................    16

                                                 ARTICLE VIII
                                       ADMINISTRATION AND RECORDKEEPING

8.1      ADMINISTRATIVE AND RECORDKEEPING AUTHORITY.....................................................    16
8.2      UNIFORMITY OF DISCRETIONARY ACTS...............................................................    17
8.3      LITIGATION.....................................................................................    17
8.4      CLAIMS PROCEDURE...............................................................................    17

                                                  ARTICLE IX
                                                  AMENDMENT

9.1      RIGHT TO AMEND.................................................................................    19
9.2      AMENDMENT TO ENSURE PROPER CHARACTERIZATION OF THE PLAN........................................    18
9.3      CHANGES IN LAW AFFECTING TAXABILITY............................................................    19

                                                  ARTICLE X
                                                 TERMINATION

10.1     PLAN SPONSOR'S RIGHT TO TERMINATE PLAN.........................................................    20
10.2     AUTOMATIC TERMINATION OF PLAN..................................................................    20
10.3     SUCCESSOR TO PLAN SPONSOR......................................................................    20

                                                  ARTICLE XI
                                                MISCELLANEOUS

11.1     LIMITATIONS ON LIABILITY OF PLAN SPONSOR AND EMPLOYER..........................................    20
11.2     CONSTRUCTION...................................................................................    21
11.3     SPENDTHRIFT PROVISION..........................................................................    21

                                                 ARTICLE XII
                                                    TRUST

12.1     ESTABLISHMENT OF TRUST.........................................................................    22

                                       iii

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                        INTERSTATE HOTELS & RESORTS, INC.
                                 EXECUTIVE FUND

                         Effective as of January 1, 2004

                                    RECITALS

         This Interstate Hotels & Resorts, Inc. Executive Fund (the "Plan") is adopted by Interstate Hotels & Resorts, Inc. (the "Plan Sponsor") for certain management employees of Interstate Management Company, LLC (the "Employer"). The purpose of the Plan is to align the interests of those employees more closely with the interests of the Plan Sponsor and the Employer, by offering them incentive compensation benefits taxable under section 451 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is intended to be a "top-hat plan" (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) pursuant to sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         Accordingly, the following Plan is adopted.

                                    ARTICLE I
                                   DEFINITIONS

         The following terms, as used herein, unless a different meaning is implied by the context, have the following meaning:

         1.1 ACCOUNT means the balance credited to a notational account maintained on the books of the Employer with respect to each Participant, including amounts credited to the Participant's Compensation Deferral Account and to his or her Employer Contribution Credit Account. Said Account shall be determined as of the relevant Valuation Date hereunder.

         1.2 ADJUSTED ALLOCABLE SHARE means, with respect to each Qualified Investment, the Allocable Share of the Plan for that Qualified Investment as reduced pursuant to Section 4.1(d) and as reduced by any distributions (other than as provided in Section 5.1) or forfeitures hereunder allocable to that Qualified Investment.

         1.3 AGGREGATE CONTRIBUTION CREDITS means, for each Plan Year, the aggregate Compensation Deferrals and Employer Contribution Credits credited under the Plan for that Plan Year.

         1.4 ALLOCABLE SHARE means, with respect to each Plan Year, that portion (expressed as a percentage, and as adjusted pursuant to Section 4.1(d)) of the Plan Sponsor's aggregate investment commitment to each Qualified Investment arising during that Plan Year which the Board determines to be the appropriate level at which Plan Accounts should be deemed to co-invest with the Plan Sponsor in such Qualified Investment. The Board may establish for each Plan Year the

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Allocable Share to apply to all Qualified Investments with a Deemed Investment
Date falling within that Plan Year.

         1.5 AVAILABLE CONTRIBUTION CREDITS means, with respect to each Qualified Investment, the aggregate amount credited to Plan Accounts (including deemed interest credited pursuant to Section 4.1(a)) that are available for allocation to that Qualified Investment (i.e., amounts credited to Plan Accounts that have not yet been deemed invested in other Qualified Investments and that have not been returned to or relinquished by Participants pursuant to Section 5.5) as of the Deemed Investment Date for that Qualified Investment.

         1.6 BENEFICIARY means any person or persons so designated in accordance with the provisions of Article VII.

         1.7      BOARD means the Board of Directors of the Plan Sponsor.

         1.8 CHANGE IN CONTROL means a transaction or series of transactions occurring after the Effective Date, in which (i) any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) or the Securities Exchange Act of 1934 (the "Act")), becomes, directly or indirectly, the beneficial owner (as defined in the general rules and regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Act) of more than fifty percent (50%) of the then outstanding shares of the Plan Sponsor's capital stock entitled to vote generally in the election of directors of the Plan Sponsor; or (ii) the stockholders of the Plan Sponsor approve a definitive agreement for (A) the merger or other business combination of the Plan Sponsor with or into another corporation pursuant to which the stockholders of the Plan Sponsor do not own, immediately after the transaction, more than fifty percent (50%) of the voting power of the corporation that survives and is a publicly owned corporation and not a subsidiary of another corporation, or (B) the sale, exchange or other disposition of all or substantially all of the assets of the Plan Sponsor; or
(iii) during any period of two (2) years or less, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Plan Sponsor, of each new director was approved by a vote of at least seventy-five percent (75%) of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing, a Change in Control shall not be deemed to have taken place if beneficial ownership is acquired by, or a tender exchange offer is commenced by, the Plan Sponsor or any of its subsidiaries, any profit sharing, employee ownership or other employee benefit plan of the Plan Sponsor or any subsidiary of any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities.

         1.9 CHIEF EXECUTIVE OFFICER means the Chief Executive Officer of the Plan Sponsor.

         1.10 CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

         1.11 COMPENSATION means the total cash base salary compensation and the total cash

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bonus compensation of the Participant with respect to the Plan Year of reference, including the Participants Next Year's Bonus.

         1.12     COMPENSATION DEFERRAL ACCOUNT is defined in Section 3.2.

         1.13 COMPENSATION DEFERRAL PERCENTAGE means, for each Plan Year and each item of Compensation that the Participant is permitted to defer with respect to that Plan Year, the percentage of the Participant's base salary that the Plan Sponsor establishes as the deferral percentage for that Plan Year with respect to that item of Compensation. For each Plan Year, the Plan Sponsor may establish a different Compensation Deferral Percentage with respect to each item of Compensation that may be deferred for that Plan Year and with respect to any Participant or group of Participants, and may increase the Compensation Deferral Percentage for each such item of deferrable Compensation with respect to Participants who have elected to defer the Compensation Deferral Percentage (before such increase) with respect to that item.

         1.14     COMPENSATION DEFERRALS is defined in Section 3.2.

         1.15 DEEMED INVESTMENT DATE means, with respect to each Qualified Investment, the date on which the Plan Sponsor's investment in that Qualified Investment is made (as reasonably determined by the Plan Sponsor), as of which a Participant's Account is deemed to become invested in that Qualified Investment.

         1.16 EFFECTIVE DATE means the effective date of the Plan, which shall be January 1, 2004.

         1.17 ELIGIBLE EMPLOYEE means any individual employed by the Employer in a Vice President or more senior position, or any other individual employed by the Employer who is determined by the Plan Sponsor to be a member of a select group of management or highly compensated employees of the Employer (within the meaning of ERISA), who is designated by the Chief Executive Officer to be an Eligible Employee under the Plan.

                  Generally, by each December 1, the Employer shall notify those individuals, if any, who will be Eligible Employees for the next Plan Year. If the Plan Sponsor determines that an individual first becomes an Eligible Employee during a Plan Year, the Employer shall notify such individual of that determination and of the date during the Plan Year on which the individual shall first become an Eligible Employee.

         1.18 EMPLOYER means Interstate Management Company, LLC and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of the Plan Sponsor or its successors or assigns, assumes the Employer's obligations hereunder, or any other corporation or business organization which agrees, with the consent of the Plan Sponsor to become a party to the Plan.

         1.19     EMPLOYER CONTRIBUTION CREDIT ACCOUNT is defined in Section
3.1.

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         1.20     EMPLOYER CONTRIBUTION CREDITS is defined in Section 3.1.

         1.21 ENTRY DATE means, with respect to any individual, the day, following the date on which that individual becomes an Eligible Employee, on which that individual's Regular Bonus is payable (or would be payable, but for a Regular Bonus Deferral election made by the Participant hereunder). If, pursuant to Section 3.2, the Plan Sponsor permits deferrals of Participant's Next Year's Bonus or Other Compensation in addition to Regular Bonus Deferrals, then Entry Date shall mean, with respect to any individual who has not yet experienced an Entry Date, the day, following the date on which the individual becomes an Eligible Employee, that is (i) in the case of base salary deferrals, the first day of a pay period, (ii) in the case of deferrals of bonuses other than the Regular Bonus or the Next Year's Bonus, the day on which that bonus is (or would be) payable, and (iii) in the case of Next Year's Bonus Deferrals, the day on which those amounts first are deemed invested in a Qualified Investment.

         1.22 ERISA means the Employee Retirement Income Security Act of 1974 and the regulations thereunder, as amended from time to time.

         1.23     INVESTMENT COMMITTEE means the Investment Committee of the
Board.

         1.24 NEXT YEAR'S BONUS means the total annual bonus of the Participant with respect to the Plan Year immediately following the Plan Year of reference, generally payable in March of that following Plan Year.

         1.25 NEXT YEAR'S BONUS DEFERRALS means, with respect to each Plan Year, that portion (if any) of a Participant's Next Year's Bonus that the Participant is offered the opportunity to defer under the Plan, and that he or she elects to defer pursuant to Section 3.2. A Participant's Next Year's Bonus Deferrals shall be considered an "advance" by the Employer against the annual bonus that is not otherwise payable to the Participant for more than a year after the date of his or her deferral election, with the results that (i) any Next Year's Bonus Deferrals made by a Participant with respect to a Plan Year shall be charged against, and shall reduce, his or her Regular Bonus for the following Plan Year (and for the Plan Year(s) after that, if the immediately following Plan Year's Regular Bonus is insufficient to "repay" the Next Year's Bonus Deferral "advance"), and, if any portion of those Next Year's Bonus Deferrals has been deemed invested in one or more Qualified Investments prior to the date on which the "advance" is repaid from the Regular Bonus for the following Plan Year (and for the Plan Year(s) after that, if necessary), then interest on that portion so deemed invested also shall be charged against, and shall reduce, the Participant's Regular Bonus for the following Plan Year (and for the Plan Year(s) after that, if necessary), such interest to be calculated from the date(s) of the deemed investment in the Qualified Investment(s) through the date(s) on which the "advance" is repaid, using the interest rate described in Section 5.5(b), (ii) as provided in Section 4.1, a Participant's Next Year's Bonus Deferrals will not be credited with any income or earnings until the earlier of when they are deemed invested in one or more Qualified Investments or when the "advance" is repaid from the Participant's Regular Bonus for following Plan Year (and for the Plan Year(s) after that, if necessary), and (iii) a Participant's Next Year's Bonus Deferrals will not be deemed invested in any Qualified Investments unless and until his or her

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Compensation Deferrals, excluding Next Year's Bonus Deferrals, have been deemed invested in full in Qualified Investments.

         1.26 OTHER COMPENSATION means the Compensation of the Participant with respect to the Plan Year of reference, excluding the Participant's Regular Bonus and Next Year's Bonus.

         1.27 PARTICIPANT means any individual so designated in accordance with the provisions of Article II, including, where appropriate according to the context of the Plan, any former Participant who is or may become (or whose Beneficiary may become) eligible to receive a benefit under the Plan.

         1.28 PLAN means this Interstate Hotels & Resorts, Inc. Executive Fund, as amended from time to time.

         1.29 PLAN SPONSOR means Interstate Hotels & Resorts, Inc. and its successors and assigns.

         1.30 PLAN YEAR means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect.

         1.31 QUALIFIED INVESTMENTS mean those hotel and corporate housing properties in which the Plan Sponsor invests subsequent to the Effective Date (including through whole ownership, joint ventures, sliver investments and mezzanine loans) and in which the Board determines to have Plan Accounts deemed co-invested with the Plan Sponsor.

         1.32 QUALIFIED INVESTMENT DOLLAR LIMIT means, for each Plan Year, twenty five percent (25%) of the Aggregate Contribution Credits for that Plan Year (unless, with respect to any Plan Year, the Board increases the Qualified Investment Dollar Limit due to an anticipated insufficiency of Qualified Investments available for deemed investment during such Plan Year or for any other reason as determined by the Board).

         1.33 REGULAR BONUS means the annual bonus of the Participant with respect to the Plan Year of reference, generally payable in March of that Plan Year.

         1.34     REGULAR BONUS DEFERRALS is defined in Section 3.1.

         1.35 TRANSACTIONAL EXPENSES means, with respect to each Qualified Investment, the aggregate expenses incurred by the Plan Sponsor and any other co-investors in the Qualified Investment in connection with the acquisition transaction involving that Qualified Investment, as reasonably determined by the Plan Sponsor.

         1.36 TRUST means the trust fund, if any, established pursuant to the Plan.

         1.37 VALUATION DATE means (i) in the case of deemed interest to be credited pursuant to Section 4.1(a), such dates as shall be determined by the Plan Sponsor in its discretion, (ii) in the

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case of a benefit entitlement arising out of a non-liquidating distribution from a Qualified Investment to the Plan Sponsor pursuant to Section 5.1, the date of the distribution, (iii) in the case of a benefit entitlement arising out of a complete disposition of a Qualified Investment by the Plan Sponsor pursuant to
Section 5.2, the date of disposition, (iv) in the case of a benefit entitlement arising out of a Change in Control (unless receipt of that benefit is waived pursuant to Section 6.3), the date of the Change in Control and (v) in the case of a benefit entitlement arising out of a termination of employment pursuant to
Section 5.3, the January 1 and July 1 of each Plan Year; and, where relevant in the case of certain installment distributions made hereunder, a twelve (12) month anniversary of such Valuation Date.

         1.38 YEAR OF VESTING means, with respect to each Qualified Investment, the twelve (12) month anniversary of the Deemed Investment Date with respect to that Qualified Investment, and each twelve (12) month anniversary thereof until the complete disposition by the Plan Sponsor of that Qualified Investment; provided that a Participant who experiences an entitlement event in accordance with Section 5.3(a) shall cease to accrue any further Years of Vesting following his or her termination of employment with the Employer, and a Participant who, pursuant to Section 5.3(b), does not experience an entitlement event in accordance with Section 5.3(a), shall accrue Years of Vesting following his or her termination of employment solely with respect to his or her Compensation Deferral Account.



                                   ARTICLE II
                          ELIGIBILITY AND PARTICIPATION

         2.1 REQUIREMENTS. Every Eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.

                  Participation in the Compensation Deferral Account portion of the Plan is voluntary. In order to participate in the Compensation Deferral Account portion of the Plan, an otherwise Eligible Employee must make written application in such manner as may be required by Section 3.2 and by the Employer and must agree to make Compensation Deferrals as provided in Article III.

                  Participation in the Employer Contribution Credit Account portion of the Plan is automatic for all Participants.

         2.2 RE-EMPLOYMENT. If a Participant whose employment with the Employer is terminated is subsequently re-employed with the Employer, he or she shall become a Participant in accordance with the provisions of Section 2.1.

         2.3 CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Employer, but ceases to be an Eligible Employee, he or she shall not be eligible to make Compensation Deferrals or to be credited with Employer Contribution Credits hereunder.

                                   ARTICLE III
                            CONTRIBUTIONS AND CREDITS

         3.1 EMPLOYER CONTRIBUTION CREDITS. There shall be established and maintained a separate Employer Contribution Credit Account in the name of each Participant. There shall be established the following two (2) sub-accounts under a Participant's Employer Contribution Credit Account: (a) the Employer Matching Contribution Sub-Account; and (b) the Employer Discretionary Contribution Sub-Account. Each such Sub-Account shall be credited or debited, as applicable, with (a) amounts equal to the Employer's Contribution Credits credited to that Sub-Account; and (b) amounts equal to any deemed earnings and losses (to the extent realized, based upon deemed fair market value of the Sub-Account's deemed assets as determined hereunder) allocated to that Sub-Account.

                  Provided a Participant has elected to defer all or a portion of his or her Regular Bonus pursuant to Section 3.2 (referred to herein as "Regular Bonus Deferrals") with respect to a Plan Year, Employer Contribution Credits shall be credited to the Participant's Employer Matching Contribution Sub-Account for such Plan Year in an amount equal to one hundred fifty percent (150%) of the Participant's Regular Bonus Deferrals (after adjustment, if applicable, as provided in the first paragraph of Section 3.2) for such Plan Year. The Plan Sponsor, by action of its Board, may increase or decrease (down to zero (0)) this matching percentage with respect to any Plan Year, provided that any decrease may only be made with respect to Regular Bonus Deferrals for which Participants have not yet made deferral elections.

                  In addition to Employer Contribution Credits credited to Participants' Employer Matching Contribution Sub-Accounts each Plan Year, as provided above, the Plan Sponsor, by action of the Board, may credit Employer Contribution Credits to Participants' Employer Discretionary Contribution Sub-Accounts as well with respect to any Plan Year, at such times, in such manner and to such extent as the Plan Sponsor shall determine in its sole discretion, including for example, to match Next Year's Bonus Deferrals (if such deferrals are permitted) and/or to match Other Compensation deferrals (if such deferrals are permitted) similarly to the manner in which Regular Bonus Deferrals are matched, as provided above.

                  A Participant shall become vested in amounts credited to his or her Employer Contribution Credit Account as provided in Section 5.4.

         3.2 PARTICIPANT COMPENSATION DEFERRALS. In accordance with rules established by the Employer, a Participant may elect to defer each Plan Year a Regular Bonus which would otherwise be paid to the Participant, in an amount equal to that Plan Year's Compensation Deferral Percentage for Regular Bonuses. In addition, the Plan Sponsor, by action of the Board, may permit Participants to defer Next Year's Bonuses and/or Other Compensation under the Plan with respect to any Plan Year, at such times, in such manner, and to such extent as the Plan Sponsor shall determine, in its sole discretion, in an amount equal to the applicable Compensation Deferral Percentage(s) for that Plan Year. Amounts deferred pursuant to this Section 3.2 will be considered a Participant's "Compensation Deferrals."

                  The preceding notwithstanding, the Compensation Deferrals of all Participants for a Plan Year may not exceed two million dollars ($2,000,000) in the aggregate (unless, with respect to any Plan Year, the Board increases this ceiling in its discretion). If all Participants' Compensation Deferral elections with respect to a Plan Year would result in this limit being exceeded for that Plan Year, then each Participant's Compensation Deferral election with respect to that Plan Year shall be reduced on a pro rata basis, with the result that each Participant's Compensation Deferrals for that Plan Year will be determined by multiplying two million dollars ($2,000,000) (or such other ceiling as the Board may establish) by a fraction, the numerator of which is the Participant's Compensation Deferral election for the Plan Year and the denominator is all Participants' Compensation Deferral elections for the Plan Year.

                  Compensation Deferrals shall be made through regular payroll deductions or through an election by the Participant to defer the payment of a bonus not yet payable to him or her at the time of the election. Ordinarily, a Participant shall make Compensation Deferral elections with respect to a coming twelve (12) month Plan Year during the period beginning on the December 1 and ending on the December 31 of the prior Plan Year, or during such other period as is established by the Employer which ends no later than (i) in the case of a base salary compensation deferral election, the day preceding the beginning of the regular payroll period to which such election relates, (ii) in the case of a Regular Bonus Deferral election, the day preceding the date on which the Regular Bonus is first due to be paid and (iii) in the case of a Next Year's Bonus Deferral election, the day preceding the date on which any portion of the Next Year's Bonus is to become deemed invested in a Qualified Investment. The Participant's Compensation Deferral election with respect to a Plan Year, once made, is irrevocable for that Plan Year (except if and to the extent that the Plan Sponsor, in its sole discretion, permits a complete revocation of a Participant's Compensation Deferral election with respect to the remainder of the Plan Year).

                  Compensation Deferrals shall be deducted by the Employer from the pay of a deferring Participant and shall be credited to the Account of the deferring Participant. There shall be established and maintained by the Employer a separate Compensation Deferral Account in the name of each Participant, to which shall be credited or debited, as applicable: (a) amounts equal to the Participant's Compensation Deferrals; and (b) amounts equal to any deemed earnings and losses (to the extent realized, based upon deemed fair market value of the Account's deemed assets as determined hereunder) attributable or allocable thereto.

                  A Participant shall become vested in amounts credited to his or her Compensation Deferral Account as provided in Section 5.4.

                  In addition to the foregoing, the Plan Sponsor, by action of its Board, may permit Participants to defer under the Plan amounts that would otherwise be distributable to the Participants under the Interstate Hotels & Resorts, Inc. Supplemental Deferred Compensation Plan. Any such deferrals, which may be accomplished by the Participant surrendering his or her interest under the Supplemental Deferred Compensation Plan in exchange for an agreement by the Employer to credit his or her Compensation Deferral Account hereunder in the amount so surrendered, shall be permitted solely at such times, in such manner, to such extent, and subject to such terms and conditions as the Plan Sponsor shall determine, in its sole discretion.

                                   ARTICLE IV
                               ALLOCATION OF FUNDS

         4.1      DEEMED INVESTMENTS UNDER THE PLAN.

                  (a) AMOUNTS CREDITED PENDING OR FOLLOWING QUALIFIED INVESTMENT. Subject to Section 5.3, Participants' Compensation Deferral Accounts, to the extent they have not yet been deemed invested in a Qualified Investment as provided below, shall be deemed invested in money market funds or similar cash equivalent, interest-bearing investments, as selected by the Plan Sponsor in its discretion. The preceding notwithstanding, Participants' Next Year's Bonus Deferrals and Employer Contribution Credit Accounts shall not be credited with any deemed earnings or losses until they have been deemed invested in a Qualified Investment, or, in the case of Next Year's Bonus Deferrals, until they have been "repaid" from Regular Bonus(es) as provided in Section 1.25.

                           If any Participant is required to receive payment of
his or her vested Account in two (2) installments pursuant to Section 6.2(b), his or her Account shall be considered as ceasing to be deemed invested in any Qualified Investment following his or her receipt of the first (1st) installment payment under Section 6.2(b), such that the amounts remaining unpaid shall be deemed to be invested in money market funds or similar cash equivalent, interest-bearing investments, as selected by the Plan Sponsor in its discretion, until payment of the second (2nd) installment.

                  (b) INVESTMENT IN QUALIFIED INVESTMENTS IN GENERAL. Except as provided in subsection (a), Participants' Accounts shall be deemed to be invested in Qualified Investments. With respect to each Plan Year's Qualified Investments, the Board shall determine the Allocable Share, i.e., the level at which the Plan will be deemed to participate with the Plan Sponsor, on a pari-passu basis (on the same basis in gains, losses, Transactional Expenses, cash distributions, etc.), in those Qualified Investments. For the Plan's initial Plan Year (i.e., the 2004 calendar year), the Board has established as the Allocable Share five percent (5%), meaning that, for example, if the Plan Sponsor has committed to invest twenty million dollars ($20,000,000) in a particular Qualified Investment with a 2004 Deemed Investment Date, one million dollars ($1,000,000) in Available Contribution Credits should be deemed to be co-invested by the Plan in that Qualified Investment. Notwithstanding the preceding, the level at which the Plan may participate with the Plan Sponsor in any Qualified Investment may not exceed the Qualified Investment Dollar Limit in effect as of the Deemed Investment Date for that Qualified Investment.

                  (c) CARRYFORWARDS. If the Available Contribution Credits with respect to a particular Qualified Investment are greater than either (i) the Allocable Share as of the Deemed Investment Date for that Qualified Investment or (ii) the Qualified Investment Dollar Limit then in effect, the amount by which such Available Contribution Credits exceed the lesser of (i) or
(ii) shall be carried forward for deemed investment in the next available Qualified Investment, and, if any excess still remains, it shall be carried forward for deemed investment in the next available Qualified Investment, and so on. Subject to Section 5.5, if any such carryforwards, together with the Aggregate Contribution Credits for a given Plan Year (plus any interest earned thereon, pursuant to subsection (a)), exceed the amount deemed invested in Qualified Investments during that Plan Year

(such as, for example, because of the absence or insufficiency of Qualified Investments with respect to that Plan Year), such total shall be carried forward for deemed investment in Qualifying Investments made during a future Plan Year (regardless of whether the Participant makes a Compensation Deferral election with respect to that future Plan Year), in the order in which those Qualified Investments become available.

                  (d) ADJUSTMENTS TO ALLOCABLE SHARE. If the Qualified Investment Dollar Limit in effect as of the Deemed Investment Date for a particular Qualified Investment is less than the Allocable Share then in effect, the Allocable Share shall be reduced down to the Qualified Investment Dollar Limit. If the Available Contribution Credits with respect to that Qualified Investment are less than the Allocable Share as so reduced, the Allocable Share shall be further reduced, down to the Available Contribution Credits. For example, if the Board establishes as the Allocable Share with respect to a particular Plan Year's Qualified Investments five percent (5%), then the Allocable Share with respect to a Qualified Investment falling within that Plan Year to which the Plan Sponsor has a twenty million dollar ($20,000,000) investment commitment is one million dollars ($1,000,000) (that is, five percent (5%) of twenty million dollars ($20,000,000)). However, if the Qualified Investment Dollar Limit is then seven hundred fifty thousand dollars ($750,000), the Allocable Share will be reduced to seven hundred fifty thousand dollars ($750,000). Further, if the Available Contribution Credits are then only five hundred thousand dollars ($500,000) (for example, because all but five hundred thousand dollars ($500,000) of that Plan Year's Aggregate Contribution Credits, and all prior Plan Years' Aggregate Contribution Credits, have already been deemed invested in other Qualified Investments or have been returned to or relinquished by Participants pursuant to Section 5.5), the Allocable Share will be further reduced to five hundred thousand dollars ($500,000), with the result that the Plan (i.e., Participants' Accounts in the aggregate) will be deemed to invest five hundred thousand dollars ($500,000) in the subject Qualified Investment.

         4.2 VALUATION OF QUALIFIED INVESTMENTS. As of the appropriate Valuation Date, the value of the deemed investment of all Plan Accounts in each Qualified Investment shall be determined as follows:

                  (a) For each hotel Qualified Investment, such value shall be the product of (1) multiplied by (2), where:

                           (1)      equals (a) the trailing twelve (12) months
net operating income of the Qualified Investment as of the relevant Valuation Date divided by the projected year five (5) capitalization rate established by the Plan Sponsor with respect to the Qualified Investment (which rate shall be set forth in the Investment Committee Memorandum for the Qualified Investment, or substantially similar document, approved by the Investment Committee), minus
(b) two percent (2%) of (a) (representing assumed selling costs) plus the debt and preferred equity of the Qualified Investment; and

                           (2)      equals a fraction, the numerator of which is
the Adjusted Allocable Share of the Qualified Investment as of the relevant Valuation Date and the denominator of which is the aggregate investments made by all parties in the Qualified Investment.

                           The preceding notwithstanding, (i) in the case of the
complete disposition of a hotel Qualified Investment by the Plan Sponsor, such Qualified Investment shall instead be valued by reference to the actual net proceeds of the disposition, and (ii) in any event in which the Plan Sponsor determines in its sole and absolute discretion that the above formula does not reflect fair market value of any Qualified Investment as of any Valuation Date, the Plan Sponsor shall have the right to commission an independent valuation firm selected and paid by the Plan Sponsor to value that Qualified Investment, and to utilize such valuation in lieu of the above formula for making distributions in respect of such Valuation Date.

                  (b) Each non-hotel Qualified Investment shall be valued solely by reference to a valuation prepared by an independent valuation firm selected and paid by the Plan Sponsor.

         4.3 ALLOCATION OF DEEMED INVESTMENTS AND DEEMED EARNINGS OR LOSSES AMONG PLAN ACCOUNTS. Subject to Section 5.3, as of each Valuation Date, the portion of each Participant's Compensation Deferral Account that has not yet been deemed to be invested in a Qualified Investment (except for the portion, if any, representing the Participant's Next Year's Bonus Deferrals that have not yet been repaid as provided in Section 1.25), and the portion (if any) of each Participant's vested Account that has ceased to be deemed invested in a Qualified Investment but is not yet distributable hereunder, shall be credited with deemed interest in accordance with Section 4.1(a).

                  As of each Valuation Date, the portion of each Participant's Account that is deemed to be invested in one or more Qualified Investments will be debited or credited to reflect the value of the Participant's portion of the aggregate deemed investments under the Plan in such Qualified Investment(s). The portion of each Participant's Plan Account that is deemed to be invested in a particular Qualified Investment shall be determined by multiplying the Allocable Share with respect to that Qualified Investment (as reduced pursuant to Section 4.1(d)) by a fraction, the numerator of which is that Participant's Available Contribution Credits as of the Deemed Investment Date for that Qualified Investment and the denominator of which is all Participants' Available Contribution Credits as of such Deemed Investment Date. As of the relevant Valuation Date, the value of each Participant's Plan Account attributable to a particular Qualified Investment shall be determined by multiplying the aggregate value of the Plan's investment in such Qualified Investment as determined pursuant to Section 4.2 by a fraction, the numerator of which is the portion of such Participants' Account that is deemed to be invested in that Qualified Investment (determined pursuant to the previous sentence) and the denominator of which is the Adjusted Allocable Share with respect to that Qualified Investment as of such Valuation Date.

                  Distributions under the Plan shall be valued as of the Valuation Date occurring on or next following the event giving rise to the distribution. As provided in Section 1.37, the Valuation Date in the case of a distribution resulting from a complete disposition of a Qualified Property shall be the date of such disposition.

         4.4 SEPARATE BOOKKEEPING ACCOUNTS. A separate bookkeeping account under the Plan shall be established and maintained by the Employer to reflect the Account for each

Participant, with bookkeeping sub-accounts to show separately the Participant's Compensation Deferral Account and the Participant's Employer Contribution Credit Account. Each sub-account will separately account for the credits and debits described in Article III. For all purposes under the Plan, Compensation Deferrals and Employer Contribution Credits shall be deemed invested in each Qualified Investment in the ratio of Compensation Deferrals to Employer Contribution Credits for the Plan Year in which falls the Deemed Investment Date for that Qualified Investment (e.g., in a one (1) to one and one-half (1 1/2) ratio with respect to the Plan's initial Plan Year).

         4.5 PAYMENT OF EXPENSES. Expenses associated with the administration or operation of the Plan shall be paid by the Employer. For these purposes, Transactional Expenses will not be considered to be an expense of Plan administration or operation, but rather will be considered to be among the costs of the Qualified Investments.

                                    ARTICLE V
                             ENTITLEMENT TO BENEFITS

         5.1 NON-LIQUIDATING DISTRIBUTION FROM A QUALIFIED INVESTMENT. Upon a non-liquidating distribution (for example, a dividend) from a Qualified Investment to the Plan Sponsor occurring prior to an entitlement event described in Section 5.2 or 5.3, a Participant whose Account is deemed invested in that Qualified Investment shall have his or her Account credited with its allocable portion of such non-liquidating distribution. Such portion shall be determined in accordance with the methodology set forth in Section 4.3, and shall result in a cash distribution to the Participant in such amount in accordance with Article VI, regardless of the Participant's Years of Vesting as of the date of such distribution, whereupon the Participant's Account shall be debited in the amount of such distribution.

         5.2 COMPLETE DISPOSITION BY PLAN SPONSOR OF A QUALIFIED INVESTMENT. Upon a disposition by the Plan Sponsor of its entire interest in a Qualified Investment, a Participant whose Account is then deemed invested in that Qualified Investment (i.e., either because he or she remains an employee of the Employer as of such disposition, or because, pursuant to Section 5.3(b), he or she did not experience an entitlement event upon his or her termination of employment with the Employer) shall become entitled to receive the vested portion of his or her Account deemed invested in that Qualified Investment. Such portion shall be determined and valued in accordance with the methodology set forth in Section 4.3, and shall be distributed in accordance with Article VI. The Participant shall also become entitled to receive the lesser of (i) the unvested portion of his or her Compensation Deferral Account deemed invested in that Qualified Investment, such portion to be determined and valued in accordance with the methodology set forth in Section 4.3, or (ii) a return of his or her Compensation Deferrals attributable to the unvested portion of his or her Compensation Deferral Account deemed invested in that Qualified Investment, with no deemed gains, earnings, interest or losses credited or debited thereto; such amount to be distributed in accordance with Article VI.

         5.3      TERMINATION OF EMPLOYMENT.

                  (a) Involuntary Termination. Upon a Participant's termination of employment with the Employer by reason of death, retirement (i.e., termination upon or after reaching age sixty-five (65)), disability (i.e., qualifying for long term disability benefits under the Employer's long-term disability plan), or involuntary termination by the Employer other than for cause (as reasonably determined by the Plan Sponsor), the Participant (or his or her Beneficiary) shall become entitled to receive the vested portion of his or her Account, such portion to be determined and valued in accordance with the methodology set forth in Section 4.3, and to be distributed in accordance with
Article VI. The Participant shall also become entitled to receive the lesser of
(i) the unvested portion of his or her Compensation Deferral Account, such portion to be determined and valued in accordance with the methodology set forth in Section 4.3, or (ii) a return of his or her Compensation Deferrals attributable to the unvested portion of his or her Compensation Deferral Account, with no deemed gains, earnings, interest or losses credited or debited thereto; such amount to be distributed in accordance with Article VI.

                  (b) Other Terminations. Upon a Participant's termination of employment with the Employer for any reason other than those described in
Section 5.3(a), the Plan Sponsor, in its discretion, may determine that the Participant shall nevertheless become entitled to receive the vested portion of his or her Account in accordance with Section 5.3(a) (i.e., as if the Participant's employment was involuntarily terminated without cause), or it may determine that the Participant shall not become entitled to receive the vested portion of his or her Account until the complete disposition(s) by the Plan Sponsor of the Qualified Investment(s) in which the Participant's Account is deemed invested as of his or her termination of employment, in accordance with
Section 5.2. The Plan Sponsor shall make this determination on a Participant-by-Participant basis

         5.4 VESTING. Subject to Section 5.1 and Section 5.5, with respect to amounts credited to a Participant's Account, such amounts shall vest with respect to each Qualified Investment in which the Participant's Account is deemed invested according to the following schedule:

 YEARS OF VESTING                      VESTED PERCENTAGE
 ----------------                      -----------------
   Less than 1                                 0%
1 but less than 2                             20%
2 but less than 3                             40%
3 but less than 4                             60%
4 but less than 5                             80%
    5 or more                                100%

                  Notwithstanding the foregoing, upon complete disposition by the Plan Sponsor of a Qualified Investment, a Participant shall become one hundred percent (100%) vested in that portion of his or her Account deemed invested in that Qualified Investment. If a Participant terminates employment for any reason prior to such disposition he or she shall become vested in his or her Account, if at all, under the vesting schedule set forth above.

         5.5 RETURN OF COMPENSATION DEFERRALS AND RELINQUISHMENT OF CORRESPONDING EMPLOYER CONTRIBUTIONS. Notwithstanding anything in
         Section 5.4 or elsewhere in the Plan that may suggest otherwise:

                  (a) RETURN OF CARRYFORWARDS. If any portion of the Aggregate Contribution Credits credited to a Participant's Account with respect to a particular Plan Year is carried forward to the following Plan Year pursuant to Section 4.1 but is not deemed invested or committed to deemed investment (as reasonably determined by the Plan Sponsor) in any Qualified Investment by the end of that following Plan Year, then, as soon as practicable after the end of that following Plan Year, the portion of such unused carryover amount that represents Compensation Deferrals (and interest deemed credited thereon) shall be distributed to the Participant, and the portion representing Employer Contribution Credits shall be relinquished by, and shall no longer be available to, the Participant.

                  (b) RETURN OF NEXT YEAR'S BONUS DEFERRALS. With respect to any Participant who has made a Next Year's Bonus Deferral election with respect to a Plan Year and whose employment with the Employer is terminated for any reason prior to the date on which the following Plan Year's Regular Bonus would have been payable (or prior to the Regular Bonus payment date for the Plan Year(s) after that, if the immediately following Plan Year's Regular Bonus is insufficient to "repay" the Next Year's Bonus Deferral "advance"), such deferral election, shall, upon such termination of employment, become null and void to the extent the "advance" has not yet been repaid from Regular Bonus(es), and any Employer Contribution Credits representing matching contributions thereon shall be relinquished by, and shall no longer be available to, the Participant. Such amounts shall be charged against, and shall reduce, the Participant's Account. Further, if such termination of employment occurs after any portion of the Participant's Next Year's Bonus Deferral which has not yet been repaid from Regular Bonus(es) has been deemed invested in one or more Qualified Investments and has become vested as provided in Section 5.4, then, in addition, interest on such portion also shall be charged against, and shall reduce, the Participant's Plan Account (such interest to be calculated from the date(s) of vesting through the date of the Participant's termination of employment, using an interest rate that shall be established by the Plan Sponsor with respect to each Plan Year by the date on which Participants make their Compensation Deferral elections for that Plan
Year). As a result of this charging of certain Participants' Accounts by their Next Year's Bonus Deferrals and certain other items, as described in this
Section 5.5(b), each such Participant's interest in each Qualified Investment in which his or her Next Year's Bonus Deferral has been deemed to be invested shall be reduced using the allocation methodology set forth in Section 4.3, and, if this still does not adequately reduce the Participant's Account as provided herein, the Employer shall reduce the Participant's interests to the extent of such shortfall in any other Qualified Investment in which the Participant has an interest, in such reasonable manner as the Employer shall determine.

                                   ARTICLE VI
                            DISTRIBUTION OF BENEFITS

         6.1 AMOUNT AND METHOD OF PAYMENT. A Participant (or his or her Beneficiary) shall become entitled to receive, on or about the Valuation Date applicable to the Participant's entitlement event as provided in Article V, a distribution in an aggregate amount equal to the value of the Participant's entitlement as provided in the applicable provision of Article V. Any payment due hereunder will be paid by the Plan Sponsor from its general assets or from the Trust, if there is one. Payments under the Plan shall be made in cash.

                  Except as provided immediately below or in Section 6.3, upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1, in the manner in which such benefits were payable to the Participant, unless the Plan Sponsor elects a more rapid form of distribution.

         6.2      TERMINATION BENEFIT.

                  (a) ORDINARY DISTRIBUTIONS. In the case of distributions to a Participant (or his or her Beneficiary) by virtue of an entitlement pursuant to Section 5.3(a), an aggregate amount equal to the value of the Participant's entitlement shall be paid to the Participant (or his or her Beneficiary), as provided by Section 6.1, in a lump sum.

                  (b) CERTAIN LARGE ACCOUNT DISTRIBUTIONS. Notwithstanding subsection (a) above, if the amount to which a Participant (or his or her Beneficiary) becomes entitled pursuant to Section 5.3(a) exceeds fifty thousand dollars ($50,000) (or such other dollar amount as may be established by the Plan Sponsor), and if the aggregate amounts to which all similarly situated Participants (i.e., those who terminate employment immediately prior to the same Valuation Date as applies to that Participant) or their Beneficiaries become entitled pursuant to Section 5.3 exceed twenty five percent (25%) of the value of all Participants' Accounts as of such Valuation Date, then the Plan Sponsor may require that Participant (or his or her Beneficiary) to be paid the amount to which he or she becomes entitled pursuant to Section 5.3(a) in up to two (2) substantially equal annual installments notwithstanding that the Participant had elected a lump sum distribution. However, this requirement to receive payments in installments shall not apply with respect to the Account of any Participant who has been involuntarily terminated from employment by the Employer other than for cause (as reasonably determined by the Plan Sponsor).

                  As provided in Section 4.1(a), if a Participant is required hereunder to receive payment in two (2) installments, his or her Account shall, after payment of the first (1st) installment, no longer be deemed to be invested in any Qualified Investment, but rather shall be deemed invested in an interest-bearing investment.

         6.3 OTHER BENEFITS. In the case of distributions to a Participant (or his or her Beneficiary) by virtue of an entitlement pursuant to Section 5.1 or Section 5.2, an aggregate amount equal to the value of the entitlement shall be paid to the Participant (or his or her Beneficiary), as provided by Section 6.1, in a lump sum.

                                   ARTICLE VII
                         BENEFICIARIES; PARTICIPANT DATA

         7.1 DESIGNATION OF BENEFICIARIES. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant's death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the

Employer, and will be effective only when filed in writing with the Employer during the Participant's lifetime.

                  In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant's spouse, if then living, but otherwise to the Participant's estate.

         7.2 INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer's records, shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Employer may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Employer determines. If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture and paid to the Plan Sponsor, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Plan Sponsor if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Plan Sponsor shall not be liable to any person for any payment made in accordance with such law.

                                  ARTICLE VIII
                        ADMINISTRATION AND RECORDKEEPING

         8.1 ADMINISTRATIVE AND RECORDKEEPING AUTHORITY. Except as otherwise specifically provided herein, the Employer shall have the sole responsibility for and the sole control of the operation, administration and recordkeeping of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:

                  (a) Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions, in the Plan.

                  (b) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

                  (c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

                  (d) Subject to Sections 9.1 and 10.1, make determinations concerning the crediting and distribution of Participants' benefits.

         8.2 UNIFORMITY OF DISCRETIONARY ACTS. Whenever in the administration or operation of the Plan discretionary actions by the Employer are required or permitted, such action shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

         8.3 LITIGATION. In any action or judicial proceeding affecting the Plan, it shall be necessary to join as a party only the Plan Sponsor. Except as may be otherwise required by law, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

         8.4 CLAIMS PROCEDURE. This Section 8.4 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at section 2560.503-1 of the Department of Labor Regulations. If any provision of this Section 8.4 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

                  (a) INITIAL CLAIM. A Participant or Beneficiary (hereinafter referred to as a "Claimant") who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Employer. The Employer shall review the claim itself or appoint an individual or an entity to review the claim.

                           The Claimant shall be notified within ninety (90)
days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Employer or appointee of the Employer prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

                           If the Employer denies a claim, it must provide to
the Claimant, in writing or by electronic communication:

                           (i)      The specific reasons for the denial;

                           (ii)     A reference to the Plan provision upon which
the denial is based;

                           (iii)    A description of any additional information
or material that the Claimant must provide in order to perfect the claim;

                           (iv)     An explanation of why such additional
material or information is necessary;

                           (v)      Notice that the Claimant has a right to
request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

                           (vi)     A statement of the Claimant's right to bring
a civil action under ERISA section 502(a) following a denial on review of the initial denial.

                  (b) REVIEW PROCEDURES. A request for review of a denied claim must be made in writing to the Employer within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty
(60) days after the Employer's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

                           The reviewer shall afford the Claimant an opportunity
to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Employer. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

                           Upon completion of its review of an adverse initial
claim determination, the Employer will give the Claimant, in writing or by electronic notification, a notice containing:

                           (i)      its decision;

                           (ii)     the specific reasons for the decision;

                           (iii)    the relevant Plan provisions on which its
decision is based;

                           (iv)     a statement that the Claimant is entitled to
receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan's files which is relevant to the Claimant's claim for benefits;

                           (v)      a statement describing the Claimant's right
to bring an action for judicial review under ERISA section 502(a); and

                           (vi)     if an internal rule, guideline, protocol or
other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

                  (c) CALCULATION OF TIME PERIODS. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant's failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

                  (d) FAILURE OF PLAN TO FOLLOW PROCEDURES. If the Plan fails to follow the claims procedures required by this Section, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

                                   ARTICLE IX
                                    AMENDMENT

         9.1 RIGHT TO AMEND. The Plan Sponsor, by action of the Board, shall have the right to amend the Plan at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive any Participant or Beneficiary of a right accrued hereunder prior to the date of the amendment.

         9.2 AMENDMENT TO ENSURE PROPER CHARACTERIZATION OF THE PLAN. Notwithstanding the provisions of Section 9.1, the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Plan Sponsor, in order to ensure that the Plan is characterized as a non-tax-qualified "top hat" plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under ERISA sections 201(2), 301(a)(3) and 401(a)(1) and to conform the Plan and the Trust, if there is one, to the provisions and requirements of any applicable law (including ERISA and the Code).

         9.3 CHANGES IN LAW AFFECTING TAXABILITY. This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an "Early Taxation Event") prior to the date on which such amounts are made available to him or her hereunder.

                  (a) AFFECTED RIGHT OR FEATURE NULLIFIED. Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (b), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. If only a portion of a Participant's Account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account not so affected being subject to such rights and features as if the

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

law were not changed. If the law only impacts Participants who have a certain status with respect to the Employer, then only such Participants shall be subject to this Section.

                  (b) TAX DISTRIBUTION. If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), the Plan Sponsor shall have the right to distribute to each Participant, as soon as practicable following such date of enactment or promulgation, any amount up to the amounts that became taxable on the Early Taxation Event.

                                    ARTICLE X
                                   TERMINATION

         10.1 PLAN SPONSOR'S RIGHT TO TERMINATE PLAN. The Plan Sponsor reserves the right, at any time, to terminate the Plan and/or its obligation to make further credits to Plan Accounts by action of the Board; provided, however, that no such termination shall deprive any Participant or Beneficiary of a right accrued hereunder prior to the date of termination and provided that, upon termination, the full amount of each Participant's vested Plan Account(s) shall become immediately distributable to him or her.

         10.2 AUTOMATIC TERMINATION OF PLAN. The Plan shall terminate automatically upon the dissolution of the Plan Sponsor or upon the Plan Sponsor's merger into or consolidation with any other corporation or business organization which does not specifically adopt and agree to continue the Plan; provided, however, that no such termination shall deprive any Participant or Beneficiary of a right accrued hereunder prior to the date of termination and provided that, upon termination, the full amount of each Participant's vested Plan Account shall become immediately distributable to him or her.

         10.3 SUCCESSOR TO PLAN SPONSOR. Any corporation or other business organization which is a successor to the Plan Sponsor by reason of a consolidation, merger or purchase of substantially all of the assets of the Plan Sponsor shall have the right to become a party to the Plan by adopting the same by resolution of the entity's board of directors or other appropriate governing body. If, within thirty (30) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan shall be terminated automatically, and the provisions of the foregoing Sections shall become operative.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 LIMITATIONS ON LIABILITY OF PLAN SPONSOR AND EMPLOYER. Neither the establishment of the Plan nor any modification hereof, nor the creation of any Account under the Plan, nor the payment of any benefits under the Plan, shall be construed as giving to any Participant or any other person any legal or equitable right against the Plan Sponsor or the Employer or any officer or employee thereof, except as provided by law or by any Plan provision. The Plan Sponsor and Employer do not in any way guarantee any Participant's Account from loss or depreciation, whether caused by poor investment performance of a Qualified Investment or the inability to realize upon a Qualified Investment due to an insolvency affecting a Qualified Investment vehicle or any other reason. In no event shall the Plan Sponsor or the Employer, or any successor, employee, officer, director or stockholder of the Plan Sponsor or the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

         11.2 CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein. For all purposes of the Plan, where the context permits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of Delaware shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give a Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

                  The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded plan of deferred compensation, and no provision of this Plan shall be interpreted so as to give any individual any right in any assets of the Plan Sponsor which right is greater than the rights of any general unsecured creditor of the Plan Sponsor.

         11.3 SPENDTHRIFT PROVISION. No amount payable to a Participant or any Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit hereunder be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, (a) the withholding of taxes from Plan benefit payments, (b) the recovery under the Plan of overpayments of benefits previously made to a Participant or any Beneficiary, (c) if applicable, the transfer of benefit rights from the Plan to another plan, or (d) the direct deposit of Plan benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

                  In the event that a Participant's or any Beneficiary's benefits hereunder are garnished or attached by order of any court, the Plan Sponsor may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to a Participant's or Beneficiary's Account or, if the Plan Sponsor prefers, paid into the court as they become payable, to be distributed by the court to the recipient as it deems proper at the close of said action.

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

                                   ARTICLE XII
                                      TRUST

         12.1 ESTABLISHMENT OF TRUST. The Plan Sponsor may, but need not, establish in contemplation of a Change in Control a Trust with a qualified institution, to serve as a vehicle through which to satisfy the Plan Sponsor's benefit obligations under the Plan. It is intended that such Trust, which may not provide for contributions thereto (except for a minimal contribution upon establishment of the Trust) unless and until a Change in Control becomes imminent, would be treated as a "grantor" trust under the Code, and therefore would neither cause any Participant to realize current income on amounts contributed thereto nor cause the Plan to be "funded", within the meaning of ERISA.

         IN WITNESS WHEREOF, the Plan Sponsor has caused this Plan to be executed and its seal to be affixed hereto, effective as of the 1st day of January, 2004.

ATTEST/WITNESS:                        INTERSTATE HOTELS & RESORTS, INC.

_________________________________      By: _______________________________(SEAL)

Print Name:______________________      Print Name: _____________________________

                                       Date: ___________________________________

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